Exhibit 99.1

Kimco Realty Corporation Announces 17.2 Percent Increase in FFO Per Share for Full Year 2007

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Kimco Realty Corporation (NYSE: KIM) reported results for the quarter and year ending December 31, 2007.

Net income available to common shareholders was $72.1 million for the fourth quarter of 2007 or $0.28 per diluted share compared to $129.0 million or $0.51 per diluted share for the fourth quarter of 2006. The change in net income from the fourth quarter of 2006 is primarily related to lower gains associated with the sale or transfer of operating properties in the fourth quarter of 2007 as compared to 2006 as well as an increase in depreciation expense due to net acquisition activity. For the full year 2007, net income available to common shareholders was $423.2 million or $1.65 per diluted share compared to $416.6 million or $1.70 per diluted share for the full year 2006.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $136.2 million for the fourth quarter 2007 compared to $147.8 million in the same period a year ago. FFO per diluted share was $0.53 for the fourth quarter of 2007 compared to $0.58 in the fourth quarter of 2006. Strong property operating results in the fourth quarter of 2007 were primarily offset by lower promoted income and other transactional activity. For the full year 2007, FFO increased by 23.1 percent to $669.8 million from $544.3 million in 2006 and FFO per diluted share grew 17.2 percent to $2.59 from $2.21 in 2006. A reconciliation of net income to FFO is provided in the attached tables.

Highlights for the fourth quarter 2007:

  Achieved growth in same-store net operating income for the quarter of 4.1 percent;
  Posted year-end occupancy of 96.3 percent in the shopping center portfolio at the end of 2007, a 60 basis point increase from the same period a year ago and a record high for the company;
  Recognized $5.2 million of promoted income upon the sale of four assets from Kimco Retail Opportunity Portfolio (KROP) during the quarter;
  Recognized $9.1 million, net of tax, from its investment in Albertson’s; and
  Established a new U.S. $1.5 billion, 4 year revolving credit facility, maturing October 2011, at an interest rate reduction of 7.5 basis points, replacing the company’s previous $850 million revolving credit facility.

Highlights for 2007:

  Increased 2007 FFO per diluted share by 17.2 percent over 2006 FFO per diluted share;
  Averaged growth in same-store net operating income of 4.5 percent over the past eight quarters;
  Increased the FFO contribution from investment management programs by over $57 million or 44 percent from 2006;
  Recognized $39.3 million of promoted income upon the sale of 21 assets from KROP;
  Significantly increased market position in Mexico with the acquisition of 50 new properties or development projects totaling 5.4 million square feet for $332 million;
  Entered market in Chile with a new joint venture and acquisition of four shopping centers;
  Acquired 81 shopping centers totaling 8.8 million square feet for $2.3 billion;
  Disposed of 55 shopping centers totaling 6.1 million square feet for $891 million;
  Recognized $57.2 million of income from preferred equity investments, including approximately $24 million in residual participation from the sale or re-financing of 18 investments;
  Recognized $75.5 million, net of tax, from investment in Albertson’s;
  Completed an offering of $300 million, 5.70 percent senior unsecured notes;
  Completed a $460 million preferred stock offering; and
  Increased the amount of the company’s various credit facilities by $650 million.

Capital Structure

During the quarter, Kimco raised $460 million through the issuance of a 7.75 percent perpetual preferred equity offering. Additionally, the company’s U.S. line of credit was renewed for an additional four years plus a one year option and increased from $850 million to $1.5 billion with a reduction in spread of 7.5 basis points.

As of February 6, 2008, the company has approximately $1.4 billion of immediate liquidity available through its various credit facilities.

Portfolio Activity

Kimco’s shopping center portfolio includes 886 operating properties: 809 in the United States and Puerto Rico, 39 in Canada, 34 in Mexico and four in Chile as well as 60 development properties: 36 in the United States and 24 in Mexico. Same-store growth in net operating income in the U.S. portfolio was 4.1 percent for the quarter. Same-store growth has averaged 4.5 percent over the past eight quarters and topped 4.0 percent every quarter in the past two years.

For the quarter, the company signed a total of 368 leases totaling 1.2 million square feet in its shopping center holdings: 135 new leases for 517,000 square feet and 233 lease renewals for 691,000 square feet. In the U.S. portfolio, Kimco signed 95 new leases for 454,000 square feet and 165 lease renewals for 611,000 square feet. On new leases signed for the same space in U.S., the average increase in contractual base rent was approximately 23.7 percent on a cash basis for the quarter.

Occupancy at the end of 2007 was 96.3 percent, the highest on record for the company. Leasing results for the year were strong with 727 new leases signed totaling 1.9 million square feet as well as 894 lease renewals for 3.2 million square feet. On new leases signed for the same space in U.S., the average increase in contractual base rent for the year was approximately 19 percent on a cash basis.

During the quarter, Kimco acquired one shopping center in Cancun, Mexico for $45.2 million and four land parcels for current development projects totaling $31.5 million. The company also acquired an additional 35 percent interest in Magnocentro 26, an ICSC award winning project located in Mexico City, Mexico for $17.1 million, bringing its total interest in this center to 50 percent. Additionally, the company acquired nine new sites in its industrial portfolio with American Industries totaling approximately $50 million.

During the year, the company acquired operating properties or development properties in Mexico of approximately $332 million. Kimco plans to continue its expansion in Mexico as well as Chile, Brazil and other Latin American countries in 2008.

Kimco Investment Management Programs

Fees from Kimco’s investment management business were $11.4 million in the fourth quarter of 2007 including $9.1 million in management fees, $0.8 million in transaction based fees and $1.5 million in other ongoing fees, excluding promoted income.

During the year, Kimco increased the FFO contribution from its investment management programs by approximately $57.3 million, an increase of almost 44 percent over the prior year. At year end, the company had 344 properties in investment management funds with 14 institutional partners, including its newest joint venture with SEB Immobilien-Investment GmbH established in 2007.

Kimco Developers, Inc. (KDI)

Kimco Developers, Inc. recognized $11.3 million in gains, net of tax, excluding an adjustment for property valuation of $5.1 million. During the quarter, KDI sold: Treasure Valley Marketplace in Nampa, Idaho, a 691,000 square foot shopping center anchored by Target, Costco, Kohl’s and Best Buy, and Pablo Creek East, a 320,000 square foot shopping anchored by Target, Michaels and OfficeMax. Total proceeds from these and other outparcel sales were $125 million.

Kimco Capital Services (KCS)

Preferred Equity Investments

Kimco currently has approximately $485 million invested in 266 properties in its preferred equity program, 165 properties in the U.S. and 101 properties in Canada. During the quarter, the company recognized a total of $8.5 million of income from preferred equity investments with residual profit participation of $0.3 million. The company also invested in five new preferred equity properties in the U.S. totaling $9.0 million during the quarter.

For 2007, Kimco committed $138.5 million in 63 new investments, 46 in the U.S. and 17 in Canada. Throughout 2007, the company received approximately $24 million in residual participation from the sale or refinancing of 18 investments.

Retailer Services & Kimco Select (KSI)

Retailer Services, Kimco’s business which provides capital to retailers and other enterprises with significant real estate holdings and Kimco Select, which invests opportunistically with select operating partners, recognized income of $9.3 million during the quarter after a reserve against two investments totaling approximately $5.5 million. Income from Retailer Services included approximately $4.7 million in recurring income.

Kimco Select realized approximately $15.8 million during the quarter including recurring income of $8.2 million. Recurring income included $5.5 million from its investment in InTown Suites and the portfolio of net leased properties. KSI also realized $6.7 million from the sale of One Financial Place, an office building located in Chicago, Ill.

Subsequent to the quarter close, the company agreed to invest A$200 million in Valad Property Group (ASX: VPG) in the form of a convertible note issued by Valad. The note is convertible anytime into Valad securities at the price of A$1.33. Interest of 9.5% is payable semi-annually in arrears. If not converted, the note is repayable by Valad after year five and Valad has the right to extend the repayment date by 18 months, subject to certain coupon and conversion price resets.

Portfolio Overview

As of year end December 31, 2007, Kimco owned equity interests in 1,973 properties in the United States, Puerto Rico, Canada, Mexico and Chile totaling 183 million square feet as follows: 415 consolidated shopping centers, 344 shopping centers in investment management programs and 127 other joint venture shopping centers, 60 development properties that together total 946 centers and 144 million square feet. Also included in the 1,973 total are 266 preferred equity investments and 761 other real estate related investments all of which aggregate approximately 39 million square feet.

At year end, the company had interests in 147 properties totaling 17.6 million square feet in Canada comprised of 39 shopping centers, 101 preferred equity investments and 7 other real estate related investments. In Mexico, the company owned interests in 140 properties totaling 20.8 million square feet comprised of 34 shopping centers, 24 properties under development and 82 other real estate investments. The company also has investments in four shopping centers in Chile.

2008 Guidance

  FFO: $2.70 - $2.78 per diluted share;
  The following are estimates of FFO contribution before corporate interest, preferred dividends and overhead costs:
    $690 - $700 million from the in-place shopping center portfolio, net of joint venture interest expense;
      2007 comparable result: $645 million
    $40 - $42 million from recurring funds management fees;
    $25- $30 million gains on sales, net of tax, from KDI
    $110 - $125 million in recurring income from in-place investments in KCS, net of joint venture interest expense;
      2007 comparable result: $85 million
    $205 - $215 million from new business activities and other transaction related events, including new shopping center acquisitions, transaction related fees and promoted income from investment management programs, residual participation from preferred equity, and other transactions from Kimco Select and Retailer Services;
      2007 transaction related income: $220 million
  Growth in same-store net operating income of approximately 4.0 percent;
  In-place interest, preferred dividend and G & A expenses for the year of approximately $350 - $360 million;

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Wednesday, February 6 at 11:00 a.m. Eastern Time. The call will include a review of the company’s fourth quarter 2007 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-866-293-8968. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 2413694. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of December 31, 2007, the company owned interests in 1,973 properties comprising 183 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2006. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2007		2006		2007		2006

Revenues from Rental Properties	$179,726		$155,678		$681,553		$587,547

Rental Property Expenses:
Rent	3,120		2,888		12,131		11,531
Real Estate Taxes	24,071		19,259		83,571		74,607
Operating and Maintenance	24,829		20,426		90,013		72,701
	52,020		42,573		185,715		158,839

Net Operating Income	127,706		113,105		495,838		428,708

Income from Other Real Estate Investments	11,709		16,123		78,524		77,062
Mortgage Financing Income	2,388		3,058		14,197		18,816
Management and Other Fee Income	11,358		11,130		54,844		40,684
Depreciation and Amortization	(53,385)		(41,242)		(189,650)		(139,263)
	99,776		102,174		453,753		426,007

Interest, Dividends and Other Investment Income	310		17,369		30,951		55,822
Other (Expense)/Income, Net	(4,636)		882		(10,590)		8,928

Interest Expense	(55,857)		(44,987)		(213,674)		(170,677)
General and Administrative Expenses	(26,840)		(21,425)		(103,882)		(77,324)

	12,753		54,013		156,558		242,756

(Provision) / Benefit for Income Taxes	11,750		(3,613)		44,490		(4,387)

Equity in Income of Joint Ventures, Net	61,679		32,728		173,363		105,525
Minority Interests in Income, Net	(9,704)		(6,687)		(34,144)		(26,166)
Gain on Sale of Development Properties, Net of Tax
of $7,552, $2,262, $16,040, and $12,155, respectively	11,329		10,281		24,059		25,121
Adjustment of Property Carrying Values
Net of Tax of $3,400, $0, $3,400, and $0, respectively	(5,100)		-		(5,100)		-

Income from Continuing Operations	82,707		86,722		359,226		342,849

Discontinued Operations:
Income from Discontinued Operating Properties	409		3,997		32,773		13,914
Minority Interests in (Income)/Loss	(77)		19		(5,848)		(1,585)
Loss on Operating Properties Held for Sale/Sold	-		(608)		(1,832)		(1,421)
Gain on Disposition of Operating Properties, Net of Tax	-		40,703		5,538		72,042
Income from Discontinued Operations	332		44,111		30,631		82,950

Gain On Transfer Of Operating Properties (1)	-		-		-		1,394
Gain On Sale Of Operating Properties, Net Of Tax (1)	-		1,066		2,708		1,066
	-		1,066		2,708		2,460

Income before Extraordinary Item	83,039		131,899		392,565		428,259

Extraordinary Gain from Joint Venture Investment Resulting
from Purchase Price Allocation, Net of Income Tax
of $0, $0, $36,277, $0 and Minority Interest	-		-		50,265		-

Net Income	83,039		131,899		442,830		428,259

Preferred Dividends	(10,931)		(2,909)		(19,659)		(11,638)

Net Income Available to Common Shareholders	$72,108		$128,990		$423,171		$416,621

Weighted Average Shares:
Basic	252,735		247,752		252,129		239,552
Dilutive Effect of Options	4,039		5,965		4,929		5,063
Diluted	256,774		253,717		257,058		244,615

Per Common Share:
Income from Continuing Operations:
Basic	$0.28		$0.34		$1.36		$1.39
Diluted	$0.28	(2)	$0.33	(2)	$1.33	(2)	$1.36	(2)
Net Income:
Basic	$0.29		$0.52		$1.68		$1.74
Diluted	$0.28	(2)	$0.51	(2)	$1.65	(2)	$1.70	(2)

(1)Included in the calculation of income from continuing operations per common share in accordance with sec guidelines.

(2)Reflects the potential dilutive impact if certain units were converted to common stock at the beginning of the period.
KIMCO REALTY CORPORATION AND SUBSIDIARIES
Funds from Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2007		2006		2007		2006

Funds From Operations

Net Income	$83,039		$131,899		$442,830		$428,259

Gain on Disposition of Operating Properties, Net of Minority Interests	-		(40,703)		(5,914)		(71,776)

Gain on Disposition of Joint Venture Operating Properties	(18,688)		(4,107)		(44,826)		(16,549)

Depreciation and Amortization	51,362		42,089		187,779		144,319

Depreciation and Amortization - Real Estate JV's, Net of Minority Interests	31,437		21,562		109,611		71,731

Preferred Stock Dividends	(10,931)		(2,909)		(19,659)		(11,638)

Funds From Operations	$136,219		$147,831		$669,821		$544,346

Weighted Average Shares for FFO Calculations:
-Basic	252,735		247,752		252,129		239,552
Units	5,416		6,161		5,766		5,700
Dilutive Effect of Options	4,039		5,965		4,929		5,063
-Diluted	262,190	(1)	259,878	(1)	262,824	(1)	250,315	(1)

FFO Per Common Share - Basic	$0.54		$0.60		$2.66		$2.27

- Diluted	$0.53	(1)	$0.58	(1)	$2.59	(1)	$2.21	(1)

(1) Reflects the potential dilutive impact if certain units were converted to common stock at the beginning of the period. Funds From Operations would be increased by $2,418 and $2,410 for the three months ended December 31, 2007 and 2006, respectively, and $10,083 and $8,587 for the year ended December 31, 2007 and 2006, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.
KIMCO REALTY CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $977,444 and $806,670, respectively	$5,203,185	$4,156,667
Investments and Advances in Real Estate Joint Ventures	1,246,917	1,067,918
Real Estate Under Development	1,144,406	1,037,982
Other Real Estate Investments	615,016	451,731
Mortgages and Other Financing Receivables	153,847	162,669
Cash and Cash Equivalents	87,499	345,065
Marketable Securities	212,988	202,659
Accounts and Notes Receivable	88,017	83,418
Other Assets	345,941	361,171
Total Assets	$9,097,816	$7,869,280

Liabilities:
Notes Payable	$3,131,765	$2,748,345
Mortgages Payable	838,736	567,917
Construction Loans Payable	245,914	270,981
Dividends Payable	112,052	93,222
Other Liabilities	426,616	396,614
Total Liabilities	4,755,083	4,077,079
Minority Interests	448,159	425,242

Stockholders' Equity:
Preferred Stock , $1.00 par value, authorized 3,232,000 and 3,600,000 shares, respectively
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and Outstanding 700,000 shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 par value, authorized 184,000 shares
Issued and Outstanding 184,000 shares	184	-
Aggregate Liquidation Preference $460,000
Common Stock, $.01 par value, authorized 750,000,000 and 300,000,000 shares
Issued 253,350,144 and 251,416,749, respectively
Outstanding 252,803,564 and 250,870,169, respectively	2,528	2,509
Paid-In Capital	3,677,509	3,178,016
Retained Earnings	180,005	140,509
	3,860,926	3,321,734
Accumulated Other Comprehensive Income	33,648	45,225
Total Stockholders' Equity	3,894,574	3,366,959
Total Liabilities and Stockholders' Equity	$9,097,816	$7,869,280
Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(Unaudited)
	Projected Range
	Full Year 2008
	Low	High
Projected diluted net income per common share	$1.67	$1.75

Projected depreciation & amortization	0.78	0.83
Projected depreciation & amortization real estate joint ventures, net of minority interests	0.45	0.50

Gain on disposition of operating properties	(0.05)	(0.10)
Gain on disposition of joint venture operating properties, net of minority interests	(0.15)	(0.20)

Projected FFO per diluted common share	$2.70	$2.78

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara M. Pooley, 1-866-831-4297
vice president, finance and investor relations